Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-236770 on Form S-3 and related Prospectus of Fortress Transportation and Infrastructure Investors LLC of our report dated August 16, 2021, relating to the consolidated financial statements of Transtar, LLC and subsidiaries as of and for the year ended December 31, 2020 appearing in this Current Report on Form 8-K/A of Fortress Transportation and Infrastructure Investors LLC.

/s/ Ernst & Young LLP

New York, New York
September 8, 2021